Exhibit 99.1

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034

PRESS RELEASE

Avnet, Inc. Reports Fourth Quarter Fiscal Year 2012 Results

Announces Additional $250 Million Share Repurchase Authorization

Phoenix, August 8, 2012 — Avnet, Inc. (NYSE:AVT) today announced results for the fourth quarter and fiscal year ended June 30, 2012.

Fiscal Year 2012 Results

	Fiscal Year Ended
	June 30,	July 2,
	2012	2011	Change
	$ in millions, except per share data
Sales	$25,707.5	$26,534.4	-3.1%

GAAP Operating Income	$884.2	$930.0	-4.9%
Adjusted Operating Income (1)	$957.8	$1,007.2	-4.9%

GAAP Net Income	$567.0	$669.1	-15.3%
Adjusted Net Income (1)	$607.9	$666.6	-8.8%

GAAP Diluted EPS	$3.79	$4.34	-12.7%
Adjusted Diluted EPS (1)	$4.06	$4.32	-6.0%

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section in this press release.

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Sales for the fiscal year ended June 30, 2012 decreased 3.1% from the prior fiscal year to $25.7 billion; pro forma revenue (as defined later in this release) was down 4.4% year over year and 4.1% in constant currency

•	Adjusted operating income of $958 million, 3.7% of sales, decreased 4.9% year over year

•	Adjusted diluted earnings per share of $4.06 decreased 6.0% year over year; GAAP diluted earnings per share was $3.79, down 12.7% year over year

•	Cash flow from operations increased 90% year over year to $529 million

Rick Hamada, Chief Executive Officer, commented, “Our fiscal 2012 results reflect the impact of both a components supply chain correction that occurred in the earlier part of the year followed by slowing global economic growth during the latter part of the year. Despite these challenges, I believe our team executed and responded well, remaining focused on our long-term goals while making timely adjustments as necessary based on the environment. The market for electronic components was negatively impacted by the post-recovery inventory correction while IT spending growth contracted as global GDP growth rates slowed. As a result, we initiated expense reductions in the parts of the portfolio most impacted by these developments. These initiatives helped offset the impact of the revenue decline and, for the full fiscal year, we generated $958 million of adjusted operating income and $529 million of cash flow from operations. Supported by this strong cash flow, we invested $318 million in our stock repurchase program and another $313 million in value-creating M&A that strengthened our competitive position in key markets. With the heightened level of uncertainty around global economic growth, we enter fiscal 2013 poised to execute on our growth strategies yet will continue to manage the portfolio and react quickly to market conditions in order to continue to progress toward our long-term margin and return goals.”

Q4 Fiscal 2012 Results

	Fourth Quarter Ended
	June 30,	July 2,
	2012	2011	Change
	$ in millions, except per share data
Sales	$6,307.4	$6,912.1	-8.8%

GAAP Operating Income	$213.4	$267.2	-20.1%
Adjusted Operating Income (1)	$233.9	$270.9	-13.7%

GAAP Net Income	$133.4	$238.8	-44.1%
Adjusted Net Income (1)	$145.3	$189.4	-23.3%

GAAP Diluted EPS	$0.91	$1.54	-40.9%
Adjusted Diluted EPS (1)	$0.99	$1.22	-18.9%

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section in this press release.

•	Sales for the quarter ended June 30, 2012 decreased 8.8% year over year, to $6.31 billion; pro forma revenue was down 11.8% year over year and 8.9% in constant currency

•

Adjusted operating income decreased 13.7% year over year due to the decline in revenue and a lower mix of sales from the EM EMEA region, which had record profitability in the fourth quarter of fiscal 2011

•

Adjusted net income declined 23.3% year over year due to the decline in operating income and a loss in other income primarily driven by losses on foreign currency exchange rates as compared with a gain in the prior year quarter

•

Adjusted diluted earnings per share declined 18.9% year over year to $0.99 as the decline in adjusted net income was somewhat offset by a lower share count as a result of the Company’s share repurchase program

Mr. Hamada, continued, “Our Q4 revenues came in below our original expectations at both operating groups as customers grew more cautious towards the end of the quarter. As a result of this unexpected shortfall, revenue of $6.31 billion ended up being roughly flat with the March quarter and down 8.8% from the prior year quarter with approximately one-third of the year-over-year decline due to the translation impact of currency. Despite these developments, both our gross profit and operating income margins held essentially flat sequentially, although operating income margin was down year over year due to EM, which had record profitability in the significantly stronger year ago quarter. At TS, margins were up year over year as we continue to focus on leveraging acquisitions and improving performance across the portfolio. Given our revised outlook on current growth expectations, we are in the process of taking steps to further align our resources just as we have done throughout fiscal 2012. With our expanded geographic coverage, extensive line card and the best team in the industry, we plan to leverage our assets to grow faster than the markets we serve and grow economic profits going forward.”

Avnet Electronics Marketing Results

		Year-over-Year Growth Rates
	Q4 FY12	Reported	Pro forma
	Revenue	Revenue	Revenue
	(in millions)
Total	$3,764.4	-5.0%	-10.8%
Excluding FX (1)		-1.8%	-7.8%
Americas	$1,435.4	8.9%	-2.7%
EMEA	$1,044.4	-21.4%	-21.5%
Excluding FX (1)		-12.1%	-12.2%
Asia	$1,284.6	-2.3%	-9.3%

	Q4 FY12	Q4 FY11	Change
Operating Income	$191.1	$232.2	$(41.1)

Operating Income Margin	5.08%	5.86%	-78	bps

(1)	Year-over-year revenue growth rate excluding the impact of changes in foreign currency exchange rates.

•	Fourth quarter reported revenue decreased 5.0% year over year to $3.76 billion while pro forma revenue was down 7.8% in constant dollars

•	Sequential revenue growth of 0.2% was at the low end of normal seasonality with all three regions coming in below expectations

•	Operating income margin is within EM’s target range of 5.0% to 5.5% for the full fiscal year, but decreased 78 basis points to 5.08% for the fourth quarter

•	Working capital (defined as receivables plus inventory less accounts payable) decreased 3.1% sequentially, with inventory declining by 4.2% after adjusting for acquisitions and currency

•	Return on working capital (ROWC) increased 10 basis points sequentially and decreased 542 basis points from the prior year quarter

Mr. Hamada added, “EM revenue came in at the low end of expectations this quarter as the month of June closed weaker than expected. Our book to bill dropped below one-to-one in the month of June after trending above one-to-one for most of the March quarter and through April and May. Operating metrics including gross profit margin, operating income margin and return on working capital declined from the year ago quarter when EM delivered record levels of profitability as the V-shaped recovery in the technology markets peaked. Even though pro forma revenue was down 6% for fiscal 2012, sequential quarterly growth got back to the low end of normal seasonality in the second half of the fiscal year after starting the year with two quarters of below seasonal growth due to the inventory correction. Notably, despite these various challenges, EM continued to deliver operating income margin within our target range and despite the reduced visibility, we continue to monitor our end markets and adapt quickly to changes in demand. With a strong competitive position and our VBM discipline firmly embedded in the organization, we remain confident that EM is well positioned to leverage its relationships in the marketplace and build on this performance going forward.”

Avnet Technology Solutions Results

		Year-over-Year Growth Rates
	Q4 FY12 Revenue	Reported Revenue	Pro forma Revenue (2)
	(in millions)
Total	$2,543.0	-13.8%	-13.1%
Excluding FX (1)		-11.2%	-10.4%
Americas	$1,414.4	-12.3%	-9.1%
EMEA	$676.1	-22.9%	-25.7%
Excluding FX (1)		-15.7%	-18.7%
Asia	$452.5	-1.8%	—

	Q4 FY12	Q4 FY11	Change
Operating Income	$67.5	$67.5	$(0.1)

Operating Income Margin	2.65%	2.29%	36	bps

(1)	Year-over-year revenue growth rate excluding the impact of changes in foreign currency exchange rates.
(2)	Pro forma growth rates for TS Asia are not presented as revenue comparisons to prior year were not impacted by acquisitions.

•	Fourth quarter reported revenue declined 13.8% year over year to $2.54 billion and pro forma revenue decreased 13.1% in reported dollars and 10.4% in constant dollars

•

On a sequential basis, growth in storage and networking was offset by declines in microprocessors and servers. Operating income margin increased 46 basis points to 3.0% for the full fiscal year with all three regions contributing to the improvement while fourth quarter income margin improved 36 basis points year over year to 2.7%

•	Return on working capital (ROWC) increased 389 basis points for the full fiscal year with the EMEA region up 466 basis points

Mr. Hamada further added, “Similar to our components business, TS experienced a weaker than expected June as a number of customers in both the Americas and EMEA regions chose to defer their final purchasing decisions during the last two weeks of the month. As a result, sequential revenue growth was below normal seasonality and year-over-year pro forma growth rates were negative for the second consecutive quarter. Despite the market challenges, the TS team did a good job managing profitability as the Americas region improved operating income margin both sequentially and year over year while return on working capital remains well above our stated target. In our EMEA region, which has been dealing with the relatively weakest end market environment, our focus on improving profitability drove a fourth consecutive quarter of year-over-year increase in gross profit margin, operating income margin and return on working capital. EMEA has made solid progress towards our long-term goals in fiscal 2012, and we are excited about the opportunity to accelerate that progress once we receive all appropriate regulatory approvals and complete the recently announced acquisition of the Magirus Group. With $500 million of annual revenue in highly complementary suppliers and key geographies, this acquisition will provide us incremental opportunities in high-growth technologies such as storage, virtualization and cloud computing while adding to our overall scale in this region.”

Cash Flow

•	Cash flow from operations was $259 million for the quarter due to strong profits and a reduction in working capital in response to market conditions

•	Cash flow from operations for the full fiscal year was $529 million

•	Cash and cash equivalents at the end of the quarter was $1.01 billion; net debt (total debt less cash and cash equivalents) was $1.14 billion

Ray Sadowski, Chief Financial Officer, stated, “Even though top line growth was a challenge during the year as the macroeconomic environment impacted almost all areas of our business, the team responded quickly by effectively managing expenses and working capital. As a result, we generated cash flow from operations of $259 million and $529 million in the fourth quarter and fiscal year, respectively. We put this cash to good use as we made a number of value-creating acquisitions and took advantage of an attractive valuation of our stock to repurchase nearly $320 million of our shares. We are also announcing today with this release that Avnet’s Board of Directors has authorized the addition of $250 million to our stock repurchase program, bringing the aggregate amount approved since last August to $750 million. Even though the markets have slowed, our profitability and consistent cash flow generation remain strong, providing us with opportunities to capitalize on future investments in our own stock as well as acquisitions.”

Outlook For 1st Quarter of Fiscal 2013 Ending on September 29, 2012

•	EM sales are expected to be in the range of $3.55 billion to $3.85 billion and TS sales are expected to be between $2.25 billion and $2.55 billion

•	Consolidated sales are forecasted to be between $5.80 billion and $6.40 billion

•	Adjusted diluted earnings per share (“EPS”) is expected to be in the range of $0.78 to $0.88 per share

•	The adjusted diluted EPS guidance above assumes 143.6 million average diluted shares outstanding used to determine earnings per share and a tax rate of 29% to 31%

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We estimate that year over year sales and diluted EPS will be negatively impacted by approximately $260 million and $0.06, respectively, due to the translation impact of the significant strengthening of the U.S. dollar against the Euro

The above adjusted diluted EPS guidance does not include any potential restructuring charges or any charges related to acquisitions and post-closing integration activities. In addition, the above guidance assumes that the average Euro to U.S. Dollar currency exchange rate for the first quarter of fiscal 2013 is $1.22 to €1.00. This compares with an average exchange rate of $1.41 to €1.00 in the first quarter of fiscal 2012 and $1.28 to €1.00 in the fourth quarter of fiscal 2012.

Forward Looking Statements

This document contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “estimate,” “forecast,” “expect,” believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance, business prospects or market conditions. Actual results may vary materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, declines in sales, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, allocations of products by suppliers, other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Except as required by law, Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also discloses in this document certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share, as well as revenue adjusted for the impact of acquisitions and other items (as defined in the Pro forma (Organic) Revenue section of this release). Management believes pro forma revenue is a useful measure for evaluating current period performance as compared with prior periods and for understanding underlying trends.

Management believes that operating income adjusted for restructuring, integration and other items is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. Management analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.

Management believes net income and EPS adjusted for the impact of the items described above is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and EPS excluding the impact of these items provides an important measure of the Company’s net results of operations for the investing public.

Other metrics management monitors in its assessment of business performance include return on working capital (ROWC), return on capital employed (ROCE) and working capital velocity (WC velocity).

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ROWC is defined as annualized operating income, excluding restructuring, integration and other items, divided by the sum of the monthly average balances of receivables and inventory less accounts payable.

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ROCE is defined as annualized, tax affected operating income, excluding restructuring, integration and other items, divided by the monthly average balances of interest-bearing debt and equity (including the impact of restructuring, integration, and other items) less cash and cash equivalents.

•	WC velocity is defined as annualized sales divided by the sum of the monthly average balances of receivables and inventory less accounts payable.

However, analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

Fiscal Year 2012

	Fourth Quarter Ended Fiscal 2012				Fiscal Year Ended Fiscal 2012
	Op Income	Pre-tax	Net Income	Diluted EPS	Op Income	Pre-tax	Net Income	Diluted EPS
	$ in thousands, except per share data
GAAP results	$213,438	$186,004	$133,404	$0.91	$884,165	$790,782	$567,019	$3.79
Restructuring, integration and other charges	20,471	20,471	15,708	0.11	73,585	73,585	52,963	0.35
Gain on bargain purchase and other	—	143	143	—	—	(2,918)	(3,463)	(0.02)
Net tax benefit	—	—	(3,987)	(0.03)	—	—	(8,616)	(0.06)

Total adjustments	20,471	20,614	11,864	0.08	73,585	70,667	40,884	0.27

Adjusted results	$233,909	$206,618	$145,268	$0.99	$957,750	$861,449	$607,903	$4.06

Items impacting the fourth quarter of 2012 consisted of the following (see the Notes to Consolidated Statements of Operations later in this release for further discussion):

•	restructuring, integration and other charges of $20.5 million pre-tax, which included $6.7 million of other charges related to legal claims;

•	a small adjustment to the gain on bargain purchase related to the business in Japan acquired in the third quarter; and

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a net tax benefit of $4.0 million, which is comprised of (i) a tax benefit of $26.3 million for the release of tax reserves against deferred tax assets that were determined to be realizable during the fourth quarter of fiscal 2012, partially offset by (ii) a tax provision of $22.3 million primarily related to the impact of withholding tax related to legal entity reorganizations and the establishment of tax reserves against deferred tax assets that were determined to be unrealizable during the fourth quarter of fiscal 2012.

Items impacting the full fiscal year 2012 consisted of the following (see the Notes to Consolidated Statements of Operations later in this release for further discussion):

•	restructuring, integration and other charges of $73.6 million pre-tax, which included $6.7 million of other charges related to legal claims;

•	a gain on bargain purchase and other of $2.9 million pre-tax related to the business in Japan acquired in the third quarter; and

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a net tax benefit of $8.6 million, which is comprised of (i) a tax benefit of $30.8 million for the release of tax reserves against deferred tax assets that were determined to be realizable, partially offset by (ii) a tax provision of $22.2 million related to changes to existing tax positions, withholding tax related to legal entity reorganizations and the establishment of tax reserves against certain deferred tax assets partially offset by net favorable audit settlements.

Fiscal Year 2011

	Fourth Quarter Ended Fiscal 2011				Fiscal Year Ended Fiscal 2011
	Op Income	Pre-tax	Net Income	Diluted EPS	Op Income	Pre-tax	Net Income	Diluted EPS
	$ in thousands, except per share data
GAAP results	$267,178	$250,012	$238,830	$1.54	$929,979	$870,966	$669,069	$4.34
Restructuring, integration and other charges	3,724	3,724	3,293	0.02	77,176	77,176	56,169	0.36
Gain on bargain purchase and other	—	—	—	—	—	(22,715)	(25,720)	(0.17)
Net tax benefit	—	—	(52,726)	(0.34)	—	—	(32,901)	(0.21)

Total adjustments	3,724	3,724	(49,433)	(0.32)	77,176	54,461	(2,452)	(0.02)

Adjusted results	$270,902	$253,736	$189,397	$1.22	$1,007,155	$925,427	$666,617	$4.32

Items impacting the fourth quarter of 2011 consisted of the following (see the Notes to Consolidated Statements of Operations later in this release for further discussion):

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restructuring, integration and other charges of $7.3 million pre-tax related to the integration of businesses acquired, net of a credit of $3.6 million pre-tax related to the reversal of restructuring and purchase accounting reserves established in prior years; and

•	a net tax benefit of $52.7 million related primarily to the release of tax reserves against deferred tax assets that were determined to be realizable during the fourth quarter of fiscal 2011.

Items impacting the full fiscal year 2011 consisted of the following (see the Notes to Consolidated Statements of Operations later in this release for further discussion):

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restructuring, integration and other charges of $88.4 million pre-tax related to the acquisition and integration of businesses acquired during fiscal 2011, net of a credit of $11.3 million pre-tax related to the reversal of restructuring and purchase accounting reserves established in prior years;

•	a gain on bargain purchase and other of $22.7 million pre-tax related primarily to the acquisition of a business in Japan in fiscal 2011; and

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a net tax benefit of $32.9 million related primarily to the release of tax reserves against deferred tax assets that were determined to be realizable and, to a lesser extent, net favorable audit settlements, partially offset by changes to existing tax positions.

Pro Forma (Organic) Revenue

Pro forma or Organic revenue is defined as reported revenue adjusted for: (i) the impact of acquisitions by adjusting Avnet’s prior periods to include the sales of businesses acquired as if the acquisitions had occurred at the beginning of fiscal 2011; (ii) the impact of a fiscal 2011 divestiture by adjusting Avnet’s prior periods to exclude the sales of the business divested as if the divestiture had occurred at the beginning of fiscal 2011; and (iii) the impact of the transfer of the Latin America computing components business from TS Americas to EM Americas that occurred in the first quarter of fiscal 2012, which did not have an impact to Avnet on a consolidated basis but did impact the pro forma sales for the groups by $104 million in the fourth quarter of fiscal 2011 and $455 million for the full fiscal year 2011. Sales, taking into account the combination of these adjustments, are referred to as “pro forma sales” or “organic sales.”

	Revenue as Reported	Acquisition / Divested Revenue	Pro forma Revenue
	(in thousands)
Q1 Fiscal 2012	$6,426,006	$162,274	$6,588,280
Q2 Fiscal 2012	6,693,573	132,177	6,825,750
Q3 Fiscal 2012	6,280,557	54,575	6,335,132
Q4 Fiscal 2012	6,307,386	—	6,307,386

Fiscal year 2012	$25,707,522	$349,026	$26,056,548

Q1 Fiscal 2011	$6,182,388	$168,595	$6,350,983
Q2 Fiscal 2011	6,767,495	105,004	6,872,499
Q3 Fiscal 2011	6,672,404	217,768	6,890,172
Q4 Fiscal 2011	6,912,126	235,559	7,147,685

Fiscal year 2011	$26,534,413	$726,926	$27,261,339

“Acquisition Revenue” as presented in the preceding table includes the acquisitions listed below. The preceding table also reflects the divestiture of New ProSys Corp. which occurred in January 2011.

Acquired Business	Operating Group	Acquisition Date
Unidux	EM	July 2010
Broadband	EM	October 2010
Eurotone	EM	October 2010
Center Cell	EM	November 2010
itX Group Ltd	TS	January 2011
Amosdec	TS	July 2011
Prospect Technology	EM	August 2011
JC Tally Trading & subsidiary	EM	August 2011
DE2	EM	November 2011
Round2 Tech	EM	January 2012
Unidux Electronics Limited (Singapore)	EM	January 2012
Canvas Systems	TS	January 2012
Pinnacle Data Systems	EM	January 2012
Acquisition of controlling interest in a non-wholly owned entity	EM	January 2012
Nexicore	EM	April 2012
Ascendant Technology	TS	April 2012

ROWC, ROCE and WC Velocity

The following table presents the calculation for ROWC, ROCE and WC velocity.

	Q4 FY 12	Q4 FY 11	FY 12
Sales	$6,307,386	$6,912,126	$25,707,521
Sales, annualized (a)	25,229,543	27,648,504	25,707,521

Adjusted operating income (1)	233,910	270,902	957,751
Adjusted operating income, annualized (b)	935,639	1,083,608	957,751
Adjusted effective tax rate (2)	29.43%	27.97%	29.43%
Adjusted operating income, net after tax (c)	660,281	780,523	675,885

Average monthly working capital (3)
Accounts receivable	$4,517,821	$4,670,043	$4,512,276
Inventory	2,502,535	2,625,227	2,609,415
Accounts payable	(3,076,214)	(3,338,386)	(3,109,721)

Average working capital (d)	3,944,142	3,956,884	4,011,970

Average monthly total capital (3) (e)	5,266,810	5,013,072	5,240,664

ROWC = (b) / (d)	23.72%	27.39%	23.87%
WC Velocity = (a) / (d)	6.40	6.99	6.41
ROCE = (c ) / (e)	12.54%	15.57%	12.90%

(1)	See reconciliation to GAAP amounts in the preceding tables in this Non-GAAP Financial Information Section.
(2)	Adjusted effective tax rate is based upon a year-to-date calculation excluding restructuring, integration and other charges and tax adjustments as described in the reconcilation to GAAP amounts in this Non-GAAP Financial Information Section.
(3)	For averaging purposes, the working capital and total capital for Bell Micro was included as of the beginning of fiscal 2011.

Teleconference Webcast and Upcoming Events

Avnet will host a Webcast of its quarterly teleconference today at 2:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the Webcast.

For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.

About Avnet

Avnet, Inc. (NYSE:AVT), a Fortune 500 Company, is one of the largest distributors of electronic components, computer products and embedded technology serving customers globally. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of customers by providing cost-effective, value-added services and solutions. For the fiscal year ended June 30, 2012, Avnet generated revenue of $25.7 billion. For more information, visit www.avnet.com. (AVT_IR)

Investor Relations Contact:

Avnet, Inc.

Vincent Keenan

Investor Relations

(480) 643-7053

investorrelations@avnet.com

AVNET, INC.

FINANCIAL HIGHLIGHTS

(MILLIONS EXCEPT PER SHARE DATA)

	FOURTH QUARTERS ENDED
	JUNE 30,	JULY 2,
	2012 *	2011 *
Sales	$6,307.4	$6,912.1

Income before income taxes	186.0	250.0

Net income	133.4	238.8

Net income per share:
Basic	$0.92	$1.56
Diluted	$0.91	$1.54

	FISCAL YEARS ENDED
	JUNE 30,	JULY 2,
	2012 *	2011 *
Sales	$25,707.5	$26,534.4

Income before income taxes	790.8	871.0

Net income	567.0	669.1

Net income per share:
Basic	$3.85	$4.39
Diluted	$3.79	$4.34

*	See Notes to Consolidated Statements of Operations on Page 16.

AVNET, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(THOUSANDS EXCEPT PER SHARE DATA)

	FOURTH QUARTERS ENDED		FISCAL YEARS ENDED
	JUNE 30,	JULY 2,	JUNE 30,	JULY 2,
	2012 *	2011 *	2012 *	2011 *
Sales	$6,307,386	$6,912,126	$25,707,522	$26,534,413
Cost of sales	5,548,364	6,087,275	22,656,965	23,426,608

Gross profit	759,022	824,851	3,050,557	3,107,805

Selling, general and administrative expenses	525,113	553,949	2,092,807	2,100,650
Restructuring, integration and other charges (Note 1 *)	20,471	3,724	73,585	77,176

Operating income	213,438	267,178	884,165	929,979

Other income (expense), net	(4,053)	5,456	(5,442)	10,724
Interest expense	(23,238)	(22,622)	(90,859)	(92,452)
Gain on bargain purchase and other (Note 2 *)	(143)	—	2,918	22,715

Income before income taxes	186,004	250,012	790,782	870,966

Income tax provision	52,600	11,182	223,763	201,897

Net income	$133,404	$238,830	$567,019	$669,069

Net earnings per share:
Basic	$0.92	$1.56	$3.85	$4.39

Diluted	$0.91	$1.54	$3.79	$4.34

Shares used to compute earnings per share:
Basic	144,528	152,923	147,278	152,481

Diluted	146,794	154,833	149,553	154,337

*	See Notes to Consolidated Statements of Operations on Page 16.

AVNET, INC.

CONSOLIDATED BALANCE SHEETS

(THOUSANDS)

	JUNE 30,	JULY 2,
	2012	2011
Assets:
Current assets:
Cash and cash equivalents	$1,006,864	$675,334
Receivables, net	4,607,324	4,764,293
Inventories	2,388,642	2,596,470
Prepaid and other current assets	251,609	191,110

Total current assets	8,254,439	8,227,207
Property, plant and equipment, net	461,230	419,173
Goodwill	1,100,621	885,072
Other assets	351,576	374,117

Total assets	10,167,866	9,905,569

Less liabilities:
Current liabilities:
Borrowings due within one year	872,404	243,079
Accounts payable	3,230,765	3,561,632
Accrued expenses and other	695,483	673,017

Total current liabilities	4,798,652	4,477,728
Long-term debt	1,271,985	1,273,509
Other long-term liabilities	191,497	98,262

Total liabilities	6,262,134	5,849,499

Shareholders’ equity	$3,905,732	$4,056,070

AVNET, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(THOUSANDS)

	FISCAL YEARS ENDED
	JUNE 30,	JULY 2,
	2012	2011
Cash flows from operating activities:

Net income	$567,019	$669,069

Non-cash and other reconciling items:
Depreciation and amortization	101,336	81,389
Deferred income taxes	11,782	15,966
Stock-based compensation	35,737	28,931
Gain on bargain purchase and other	(2,918)	(22,715)
Other, net	66,263	56,846

Changes in (net of effects from businesses acquired):
Receivables	72,267	(421,457)
Inventories	133,178	(321,939)
Accounts payable	(319,094)	165,185
Accrued expenses and other, net	(136,852)	26,804

Net cash flows provided by operating activities	528,718	278,079

Cash flows from financing activities:
Borrowings under accounts receivable securitization program, net	510,000	160,000
Repayment of notes	—	(109,600)
Proceeds from bank debt, net	86,823	1,644
(Repayment of) proceeds from other debt, net	(1,007)	7,238
Repurchases of common stock	(318,333)	—
Other, net	5,590	3,930

Net cash flows provided by financing activities	283,073	63,212

Cash flows from investing activities:
Purchases of property, plant, and equipment	(128,652)	(148,707)
Cash proceeds from sales of property, plant and equipment	1,046	10,621
Acquisitions of operations, net of cash acquired	(313,218)	(690,997)
Cash proceeds from divestitures	—	19,108

Net cash flows used for investing activities	(440,824)	(809,975)

Effect of exchange rates on cash and cash equivalents	(39,437)	51,916

Cash and cash equivalents:
- increase (decrease)	331,530	(416,768)
- at beginning of period	675,334	1,092,102

- at end of period	$1,006,864	$675,334

AVNET, INC.

SEGMENT INFORMATION

(MILLIONS)

	FOURTH QUARTERS ENDED		FISCAL YEARS ENDED
	JUNE 30,	JULY 2,	JUNE 30,	JULY 2,
	2012	2011	2012	2011
SALES:
Electronics Marketing	$3,764.4	$3,961.7	$14,933.1	$15,066.2
Technology Solutions	2,543.0	2,950.4	10,774.4	11,468.2

Consolidated	$6,307.4	$6,912.1	$25,707.5	$26,534.4

OPERATING INCOME:
Electronics Marketing	$191.1	$232.2	$751.4	$832.5
Technology Solutions	67.4	67.5	319.3	286.7
Corporate	(24.6)	(28.8)	(112.9)	(112.0)

	233.9	270.9	957.8	1,007.2
Restructuring, integration and other charges	(20.5)	(3.7)	(73.6)	(77.2)

Consolidated	$213.4	$267.2	$884.2	$930.0

AVNET, INC.

NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS

FOURTH QUARTER AND FISCAL YEAR 2012

(1) The results for the fourth quarter of fiscal 2012 included restructuring, integration and other charges which totaled $20,471,000 pre-tax, $15,708,000 after tax and $0.11 per share on a diluted basis. Restructuring charges included therein were $10,097,000 pre-tax consisting of $6,683,000 for severance, $1,470,000 for facility exit costs and fixed asset write downs, and $1,944,000 for other restructuring charges. Integration costs and acquisition transaction costs were $1,955,000 pre-tax and $3,299,000 pre-tax, respectively. The Company recorded a credit of $1,545,000 pre-tax primarily to adjust reserves related to prior year restructuring activity which were no longer required. In addition, the Company recorded $6,665,000 for (i) a legal claim associated with an acquired business for a potential royalty claim related to periods prior to acquisition by Avnet and (ii) a legal claim associated with an indemnification of a prior divested business.

Results for the full fiscal year 2012 included restructuring, integration and other charges which totaled $73,585,000 pre-tax, $52,963,000 after tax and $0.35 per share on a diluted basis. Restructuring charges included therein were $50,253,000 pre-tax consisting of $33,206,000 for severance, $11,995,000 for facility exit costs and fixed asset write downs and $5,052,000 for other restructuring charges. Integration costs and acquisition transaction costs were $9,392,000 pre-tax and $10,561,000 pre-tax, respectively. The Company recorded a credit of $3,286,000 pre-tax primarily to adjust reserves related to prior year restructuring activity which were no longer required. In addition, the Company recorded $6,665,000 for legal claims as discussed above.

Results for the fourth quarter of fiscal 2011 included restructuring, integration and other charges which totaled $3,724,000 pre-tax, $3,293,000 after tax and $0.02 per share on a diluted basis and consisted of $5,223,000 pre-tax for severance, $1,071,000 pre-tax related to facility exit related costs, fixed asset write downs and related costs, and $1,003,000 pre-tax for integration costs. In addition, the Company recorded a credit of $3,573,000 pre-tax related to (i) the reversal of restructuring reserves established in prior years that were no longer required and (ii) the reversal of exit-related reserves originally established through goodwill in prior year which were no longer required and were credited to restructuring, integration and other charges because the associated goodwill was impaired in fiscal 2009.

Results for the full fiscal year 2011 included restructuring, integration and other charges which totaled $77,176,000 pre-tax, $56,169,000 after tax and $0.36 per share on a diluted basis and consisted of $28,584,000 pre-tax for severance, $17,331,000 pre-tax for facilities related costs, fixed asset write downs and related costs, $25,068,000 pre-tax for integration costs, $15,597,000 pre-tax for transactions costs associated with acquisitions and $1,848,000 of other charges. In addition, the Company recorded a credit of $11,252,000 pre-tax primarily related to the reversal of restructuring reserves established in prior years (discussed above) and the release of liabilities associated with a prior acquisition.

(2) During the fourth quarter and full fiscal year 2012, the Company recognized a loss of $143,000 and a gain of $2,918,000, respectively, recorded in “gain on bargain purchase and other.” During the third quarter of fiscal 2012, the Company acquired Unidux Electronics Limited (UEL), a Singapore publicly traded electronics component distributor, through a tender offer. The consideration paid was below the fair value of the acquired net assets and, as a result, the Company recognized a gain on bargain purchase of $4,460,000 pre- and after tax and $0.03 per share on a diluted basis. During the fourth quarter of fiscal 2012, the Company recorded an adjustment of $143,000 to the gain on bargain purchase. In addition, the Company recognized other charges of $1,399,000 pre-tax, $854,000 after tax and $0.01 per share on a diluted basis, which related to a write-down of an investment in a small technology company and the write-off of certain deferred financing costs associated with the early termination of a credit facility during fiscal 2012.

For the full fiscal year 2011, the Company recognized a loss of $6,308,000 pre-tax, $3,857,000 after tax and $0.02 per share on a diluted basis related to the write down of investments in smaller technology start-up companies. In addition to this loss, the Company recognized a gain on bargain purchase related to the acquisition of Unidux, Inc., a Japanese publicly traded electronics component distributor. The consideration paid was below the fair value of the acquired net assets and, as a result, the Company recognized a gain on bargain purchase of $30,990,000 pre- and after tax, and $0.20 per share on a diluted basis. The Company also recognized other charges of $1,967,000 pre-tax, $1,413,000 after tax and $0.01 per share on a diluted basis primarily related to the write-down of two buildings in EMEA.